EXHIBIT 10.13

DIRECTOR FEE POLICY FOR 2012

The Board of Directors (“Board”) of the Federal Home Loan Bank of Des Moines (“Bank”) adopts this policy governing compensation for its Chair, Vice Chair, Board Committee Chairs, and all other Member and Independent Directors serving on the Bank's Board, effective January 1, 2012.

I.     Annual Compensation

Annual compensation (“Annual Compensation”) for Bank Directors has been determined after assessing recent studies1 on director compensation and taking into account current efforts to closely manage overall operating costs. The Annual Compensation for Bank Directors shall remain the same from 2011 to 2012 as follows:

	2011	2012
Chairman of Board of Directors:	$75,000	$75,000
Vice Chairman of Board of Directors:	$65,000	$65,000
Chairman of Audit Committee:	$60,000	$60,000
Chairman of all other Board Committees:	$55,000	$55,000
All other Directors:	$50,000	$50,000

Individuals serving as Chair or Vice Chair of the Board shall not be entitled to Annual Compensation in excess of the amount to which they are entitled for such service due to concurrent service as Chair of a Board Committee.

II.     Expenses

The Bank shall reimburse directors and pay for necessary and reasonable travel, subsistence, and other related expenses incurred in connection with performance of their duties in accordance with the Bank's Travel and Entertainment Policy.

III.    Limits and Controls

Performance Requirements. A Director shall receive one quarter of the Annual Compensation following the end of each calendar quarter. If it is determined at the end of the calendar year that a Director has attended less than 75 percent of the meetings the Director was required to attend during such year, the Director will not receive one quarter of the Annual Compensation for the fourth quarter of such calendar year. In the event that a Director serves on the Board for only a portion of a calendar year, or only serves as a Board Chair, Board Vice Chair, or Committee Chair for a portion of a calendar year, then the Annual Compensation to which such director is entitled for that calendar year shall be adjusted accordingly on a pro-rata basis.

Directors are expected to attend all Board meetings and meetings of the Committees on which they serve, and to remain engaged and actively participate in all meetings. The Board of Directors reserves the right to direct the Corporate Secretary to make appropriate adjustments in the payments to any Director who regularly fails to attend Board meetings or meetings of Committees on which the Director serves, or who consistently demonstrates a lack of participation in or preparation for such meetings.

IV.    Roles and Responsibilities

The Board of Directors shall be responsible for any adjustments to the Annual Compensation. The Corporate Secretary is responsible for processing fee payments and expense reports and for remitting fees and expense reimbursements to Directors on a quarterly basis.

The Board of Directors shall review and approve this policy annually.

[1]	Director compensation analysis provided in September 2010 by McLagan Partners recommended director pay in the range of $75,000 and $125,000.

Approved by the Board of Directors November 10, 2011